Exhibit 99.1

PRESS RELEASE

Allakos Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

SAN CARLOS, Calif., July 24, 2018 – Allakos Inc. (NASDAQ:ALLK), a clinical stage biotechnology company focused on the development of antibodies for the treatment of various eosinophil and mast cell related diseases, today announced the closing of its initial public offering of 8,203,332 shares of its common stock, sold by the Company at a public offering price of $18.00 per share. This includes the exercise in full by the underwriters of their option to purchase up to 1,069,999 additional shares of common stock from the Company. Including the proceeds from the sale of these additional shares, the Company received total net proceeds of approximately $134.4 million from the offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

Goldman Sachs & Co. LLC and Jefferies LLC acted as joint book-running managers for the offering. William Blair & Company, L.L.C. acted as the lead manager for the offering.

Registration statements relating to the shares sold in this offering were filed with the Securities and Exchange Commission and became effective on July 18, 2018. Copies of the registration statements can be accessed through the SEC’s website at www.sec.gov. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectusgroup-ny@ny.email.gs.com; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 547-6340, or by email at Prospectus_Department@jefferies.com; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, COO, CFO	Denise Powell
ir@allakos.com	denise@redhousecomms.com